Advanced Emissions Solutions Reports Fourth Quarter and Full Year 2020 Results

Company forecasts after-tax net future RC cash flows of $70 million to $90 million, renames PGI segment to 'Advanced Purification Technologies' (APT) to reflect broader scope of portfolio
HIGHLANDS RANCH, Colo., March 10, 2021 (GlobeNewswire) -- Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Annual Report on Form 10-K and reported financial results for the fourth quarter and full year ended December 31, 2020, including information about its equity investment in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights
•Tinuum's fourth quarter distributions to ADES totaled $20.2 million compared to $17.1 million in the prior year. Full year distributions totaled $62.4 million compared to $73.9 million in 2019
•Royalty earnings from Tinuum Group were $3.5 million for the fourth quarter compared to $4.1 million in the prior year. Full year royalty earnings totaled $13.4 million in 2020 compared to $16.9 million in 2019
•RC Segment operating income was $8.2 million for the fourth quarter compared to $15.3 million in the prior year. Total RC Segment operating income for 2020 was $42.7 million compared to $83.5 million for 2019 Operating income includes earnings from the Company's equity investments in Tinuum
•RC Segment Adjusted EBITDA was $23.5 million for the fourth quarter 2020, a 15% increase from $20.5 million for the fourth quarter of 2019. Full year RC Segment Adjusted EBITDA was $74.6 million compared to $89.3 million in 2019
•During the quarter, Tinuum completed RC transactions with two existing RC investors
•Based on 23 invested RC facilities as of December 31, 2020, expected future net RC cash flows to ADES are projected to range from $70 million to $90 million
Advanced Purification Technologies (“APT”) Highlights
•Fourth quarter revenue for the APT Segment (formerly referred to as the Power Generation and Industrials Segment) totaled $14.9 million compared to $11.9 million in the prior year, a 25% increase. Full year APT Segment revenue totaled $48.1 million compared to $53.2 million in 2019
•APT Segment operating income totaled $0.7 million for the fourth quarter compared to $3.9 million operating loss in the prior year. Full year APT Segment operating loss totaled $40.0 million in 2020 compared to $13.6 million in 2019
•APT Segment Adjusted EBITDA for the fourth quarter was $2.3 million compared to loss of $1.4 million in the prior year. Full year APT Segment Adjusted EBITDA loss totaled $6.6 million in 2020 compared to a loss of $6.0 million in 2019
ADES Consolidated Highlights
•Consolidated revenue totaled $18.4 million for the fourth quarter of 2020 compared to $16.0 million in the prior year. Full year consolidated revenue was $61.6 million compared to $70.1 million in 2019
•Consolidated fourth quarter net income was $0.4 million for 2020 compared to $9.1 million in 2019; The Company recognized a consolidated net loss of $20.3 million for the year in 2020 compared to consolidated net income of $35.5 million in 2019. The full year 2020 net loss includes a $26.1 million impairment adjustment incurred during the second quarter of 2020 to reduce the carrying value of certain property, equipment and other long-term assets
•The Company repaid $6.0 million of its senior term loan in the fourth quarter, reducing the outstanding principal balance to $16.0 million as of December 31, 2020
•Year-end cash balances, including restricted cash, total $35.9 million, an increase of $18.9 million from the prior year
•As previously announced on February 4, 2021, the Company has entered into a 5-year supply agreement with Cabot Norit Nederland B.V., a subsidiary of Cabot Corporation ("Cabot"), to supply Cabot with lignite activated carbon products and other ADES proprietary products used for mercury removal in utility and industrial coal-fired power plants. Cabot will be the exclusive and sole reseller of the products through their existing sales channels within Europe, Turkey, the Middle East and Africa ("EMEA")
“Our fourth quarter saw continued progress toward our post-RC future as we began to fulfill our commitments related to our previously announced 15-year Supply Agreement with Cabot," said Greg Marken, Interim CEO of ADES. “As a result, fourth quarter production volumes of activated carbon products exceeded the comparable period in the prior year and we are carrying encouraging momentum into 2021. Last month we announced that we have entered into a second Supply Agreement with Cabot to supply Cabot’s subsidiary in EMEA with activated carbon products and our other proprietary technologies. Affirmations like these of the Red River plant’s best-in-class characteristics and the efficacy of our products and technologies demonstrate our competitive position in the market and the prospects for our future growth. Over the past several quarters, we have increased the plant’s capacity utilization and we are now beginning to improve operating efficiencies on our current production. As a result, our main focus going forward will be to optimize our product mix and identify margin-accretive volumes to enhance the earnings profile of the asset.”
Marken concluded, “Tinuum also closed two transactions with existing RC tax-equity investors in the fourth quarter. After accounting for the distributions collected from Tinuum during the fourth quarter, we expect our total net, after-tax RC cash flows to range between $70 million and $90 million. These cash flows will continue to support our capital allocation priorities of paying off the balance of our term loan, protecting our liquidity position and investing organically behind our initiatives for our APT segment.”
Fourth Quarter & Full Year Results
Fourth quarter revenues and costs of revenues were $18.4 million and $10.7 million, respectively, compared to $16.0 million and $11.1 million, respectively, in the fourth quarter of 2019. The increase in revenue was primarily the result of higher sales of consumables. Full year revenues and costs of revenues were $61.6 million and $44.6 million in 2020, respectively, compared to $70.1 million and $49.4 million, respectively, in the prior year. The decline in full year revenues was primarily the result of less favorable pricing and product mix offset by increases in volumes, as well as a decrease in royalty income.
Fourth quarter royalty earnings from Tinuum Group were $3.5 million compared to $4.1 million for the fourth quarter of 2019. Full year royalty earnings totaled $13.4 million compared to $16.9 million in 2019. Royalty income is based upon a percentage of the per-ton, pre-tax margin, inclusive of impacts related to depreciation expense and other allocable expenses. The lower fourth quarter and full year royalty earnings were due to increased depreciation and lower rent payments to Tinuum, which also impacted the Company's equity earnings. Royalty earnings are expected to be negatively impacted due to these changes in 2021 as well.
Fourth quarter other operating expenses were $6.1 million compared to $9.6 million in 2019. Full year other operating expenses were $57.9 million for 2020 compared to $35.5 million in the prior year. Full year 2020 other operating expenses include the aforementioned $26.1 million non-cash impairment adjustment.
Fourth quarter earnings from equity method investments were $5.0 million compared to $12.1 million for the fourth quarter of 2019. Full year earnings from equity method investments were $31.0 million, compared to $69.2 million in 2019. The decrease in earnings from equity method investments was primarily due to lower profitability by Tinuum Group, caused by higher depreciation on all Tinuum Group RC facilities as a result of a reduction in their estimated useful lives. Further, the restructuring of RC facility leases with its largest customer in the third quarter of 2019 decreased the amount of net lease payments received by Tinuum Group, which negatively impacted its 2020 earnings.

Fourth quarter interest expense was $0.9 million, compared to $1.4 million for the fourth quarter of 2019. Full year interest expense was $3.9 million, compared to $7.2 million in 2019. The decrease in interest expense was driven by a lower principal amount outstanding on the term loan used to fund the Carbon Solutions acquisition.
Fourth quarter income tax expense was $5.2 million, compared to an income tax benefit of $2.9 million for the fourth quarter of 2019. Full year tax expense was $6.5 million, compared to $12.0 million of income tax expense in 2019.
Fourth quarter net income was $0.4 million, compared to net income of $9.1 million for the fourth quarter of 2019. The decline in net income for the fourth quarter was primarily driven by the reduction in earnings from equity method investments and tax expense. Full year net loss was $20.3 million, compared to net income of $35.5 million in 2019. The decline in net income for the full year was driven by the reduction in earnings from equity method investments as well as the aforementioned non-cash impairment charge of $26.1 million recognized during the second quarter of 2020.
Fourth quarter consolidated adjusted EBITDA was $23.4 million compared to $14.9 million in 2019.The increase in adjusted EBITDA for the fourth quarter was driven by the increase in distributions from Tinuum as well as higher consumables revenue compared to the fourth quarter of 2019. Full year consolidated adjusted EBITDA was $55.1 million compared to $66.5 million in 2019. The decrease in full year consolidated adjusted EBITDA was largely driven by lower royalty income, lower net revenues from consumables, and higher depreciation and amortization expenses related to property, equipment and other long-term assets. See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Long-Term Borrowings
As of December 31, 2020, the outstanding principal balance on the Company's senior term loan was $16.0 million. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million that began on March 1, 2019. As of December 31, 2020, the remaining outstanding principal balance of the senior term loan is classified as current.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Thursday, March 11, 2021. The conference call webcast information will be available via the Investor Resources section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by registering at www.directeventreg.com/registration/event/8896670. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call.
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About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology. We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, our expectations about the potential growth for our APT business and expectations for profitability to increase as plant capacity utilization increases. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the success of our technical and commercial infrastructure in opening and competing new markets; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; our inability to commercialize our APT technologies on favorable terms; loss of key personnel; availability of materials and equipment for our businesses; intellectual property infringement claims from third parties; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2020	2019
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$30,932	$12,080
Receivables, net	13,125	7,430
Receivables, related party	3,453	4,246
Inventories, net	9,882	15,460
Prepaid expenses and other current assets	4,597	7,832
Total current assets	61,989	47,048
Restricted cash, long-term	5,000	5,000
Property, plant and equipment, net of accumulated depreciation of $3,340 and $7,444, respectively	29,433	44,001
Intangible assets, net	1,964	4,169
Equity method investments	7,692	39,155
Deferred tax assets, net	10,604	14,095
Other long-term assets, net	29,989	20,331
Total Assets	$146,671	$173,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,849	$8,046
Accrued payroll and related liabilities	3,257	3,024
Current portion of long-term debt	18,441	23,932
Other current liabilities	12,996	4,311
Total current liabilities	42,543	39,313
Long-term debt, net of current portion	5,445	20,434
Other long-term liabilities	13,473	5,760
Total Liabilities	61,461	65,507
Commitments and contingencies (Notes 14)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 23,141,284 and 22,960,157 shares issued and 18,523,138 and 18,362,624 shares outstanding at December 31, 2020 and 2019, respectively	23	23
Treasury stock, at cost: 4,618,146 and 4,597,533 shares as of December 31, 2020 and 2019, respectively	(47,692)	(47,533)
Additional paid-in capital	100,425	98,466
Retained earnings	32,454	57,336
Total stockholders’ equity	85,210	108,292
Total Liabilities and Stockholders’ equity	$146,671	$173,799

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except per share data)	2020	2019
Revenues:
Consumables	$48,122	$53,187
License royalties, related party	13,440	16,899
Other	15	—
Total revenues	61,577	70,086
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	45,176	49,443
Other cost of revenue, exclusive of depreciation and amortization	(563)	—
Payroll and benefits	10,621	10,094
Legal and professional fees	5,585	9,948
General and administrative	8,228	8,123
Depreciation, amortization, depletion and accretion	8,537	7,371
Impairment of long-lived assets	26,103	—
Gain on settlement	(1,129)	—
Total operating expenses	102,558	84,979
Operating loss	(40,981)	(14,893)
Other income (expense):
Earnings from equity method investments	30,978	69,176
Interest expense	(3,920)	(7,174)
Other	132	427
Total other income	27,190	62,429
(Loss) income before income tax expense	(13,791)	47,536
Income tax expense	6,511	11,999
Net (loss) income	$(20,302)	$35,537
(Loss) earnings per common share (Note 1):
Basic	$(1.12)	$1.96
Diluted	$(1.12)	$1.93
Weighted-average number of common shares outstanding:
Basic	18,044	18,154
Diluted	18,044	18,372
Cash dividends declared per common share outstanding:	$0.25	$1.00

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2020	2019
Cash flows from operating activities
Net (loss) income	$(20,302)	$35,537
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Deferred income tax expense	3,491	8,655
Depreciation, amortization, depletion and accretion	8,537	7,371
Amortization of debt discount and debt issuance costs	1,418	1,678
Operating lease expense	3,559	3,192
Impairment of long-lived assets	26,103	—
Gain on settlement	(1,129)	—
Recovery of accounts receivable and other receivables	(990)	—
Stock-based compensation expense	2,496	2,011
Earnings from equity method investments	(30,978)	(69,176)
Other non-cash items, net	192	638
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables, net	(2,541)	2,124
Related party receivables	794	37
Prepaid expenses and other current assets	3,234	(2,200)
Inventories, net	4,748	5,505
Other long-term assets, net	(1,005)	(262)
Accounts payable	(196)	2,218
Accrued payroll and related liabilities	233	(5,255)
Other current liabilities	(520)	(261)
Operating lease liabilities	(2,200)	(3,180)
Other long-term liabilities	(2,916)	(258)
Distributions from equity method investees, return on investment	62,441	73,888
Net cash provided by operating activities	$54,469	$62,262
Cash flows from investing activities
Acquisition of property, plant, equipment, and intangible assets, net	(6,685)	(7,851)
Mine development costs	(1,202)	(4,726)
Acquisition of business, net of cash acquired	—	(661)
Net cash used in investing activities	(7,887)	(13,238)
Cash flows from financing activities
Principal payments on term loan	(24,000)	(30,000)
Borrowings from Paycheck Protection Program Loan	3,305	—
Dividends paid	(4,979)	(18,274)
Principal payments on finance lease obligations	(1,360)	(1,354)
Repurchase of shares to satisfy tax withholdings	(537)	(451)
Repurchase of common shares	(159)	(5,793)
Other	—	156
Net cash used in financing activities	(27,730)	(55,716)
Increase (decrease) in Cash, Cash Equivalents and Restricted Cash	18,852	(6,692)
Cash, Cash Equivalents and Restricted Cash, beginning of year	17,080	23,772
Cash, Cash Equivalents and Restricted Cash, end of year	$35,932	$17,080

	Years Ended December 31,
(in thousands)	2020	2019
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,489	$5,650
Cash (received) paid for income taxes	$(84)	$4,308
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment under finance lease	$158	$—
Dividends payable	$32	$284

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with GAAP, we are providing non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated EBITDA, Consolidated Adjusted EBITDA, RC Segment EBITDA, RC Segment Adjusted EBITDA, APT Segment EBITDA and APT Segment Adjusted EBITDA. We have included non-GAAP measures because management believes that they help to facilitate period to period comparisons of our operating results. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. Management uses these non-GAAP measures in evaluating the performance of our business.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.
We define Consolidated EBITDA as net income adjusted for the impact of the following items that are either non-cash or that we do not consider representative of our ongoing operating performance: depreciation, amortization, depletion, accretion, interest expense, net and income tax expense. We define Consolidated Adjusted EBITDA as Consolidated EBITDA reduced by the non-cash impacts of equity earnings from equity method investments and gain on settlement, and increased by cash distributions from equity method investments, impairment of long-lived assets and amortization of upfront customer consideration that was recorded as a component of the Marshall Mine Acquisition ("Upfront Customer Consideration"). Because Consolidated Adjusted EBITDA omits certain non-cash items, we believe that the measure is less susceptible to variances that affect our operating performance.
We define APT Segment EBITDA Loss as APT Segment operating loss adjusted for the impact of the following items that are either non-cash or that we do not consider representative of our ongoing operating performance: depreciation, amortization, depletion, accretion and interest expense, net. We define APT Segment Adjusted EBITDA loss as APT Segment EBITDA loss reduced by gain on settlement and increased by impairment of long-lived assets and amortization of Upfront Customer Consideration.
We define RC Segment EBITDA as RC Segment operating income adjusted for the impact of the following items that are either non-cash or that we do not consider representative of our ongoing operating performance: depreciation, amortization, depletion, accretion and interest expense. We define RC Segment Adjusted EBITDA as RC Segment EBITDA reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments.
When used in conjunction with GAAP financial measures, we believe these non-GAAP measures are supplemental measures of operating performance that explain our operating performance for our period to period comparisons and against our competitors' performance. Generally, we believe these non-GAAP measures are less susceptible to variances that affect our operating performance results.
With the exception of impairment on long-lived assets and gain on settlement, the adjustments to Consolidated Adjusted EBITDA and APT Segment Adjusted EBITDA in future periods are generally expected to be similar. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands)

	Three Months Ended December 31,		Year ended December 31,
(in thousands)	2020	2019	2020	2019
Net income (loss) (1)	$430	$9,098	$(20,302)	$35,537
Depreciation, amortization, depletion and accretion	2,730	2,469	8,537	7,371
Interest expense, net	819	1,294	3,793	6,913
Income tax expense (benefit)	5,196	(2,929)	6,511	11,999
Consolidated EBITDA (loss)	9,175	9,932	(1,461)	61,820
Cash distributions from equity method investees	20,213	17,082	62,441	73,888
Equity earnings	(5,019)	(12,125)	(30,978)	(69,176)
Impairment	—	—	26,103	—
Gain on settlement	(1,129)	—	(1,129)	—
Amortization of Upfront Customer Consideration	158	—	158	—
Consolidated Adjusted EBITDA	$23,398	$14,889	$55,134	$66,532
(1) Net income for the year ended December 31, 2019 was inclusive of a $5.0 million adjustment, which increased cost of revenue due to a step-up in basis of inventory acquired related to the Carbon Solutions Acquisition.

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
RC Segment Adjusted EBITDA Reconciliation to Segment Operating Income
(Amounts in thousands)

	Three Months Ended December 31,		Year ended December 31,
(in thousands)	2020	2019	2020	2019
RC Segment operating income	$8,235	$15,334	$42,689	$83,471
Depreciation, amortization, depletion and accretion	32	28	116	83
Interest expense	77	157	331	1,039
RC Segment EBITDA	8,344	15,519	43,136	84,593
Cash distributions from equity method investees	20,213	17,082	62,441	73,888
Equity earnings	(5,019)	(12,125)	(30,978)	(69,176)
RC Segment Adjusted EBITDA	$23,538	$20,476	$74,599	$89,305

TABLE 6

Advanced Emissions Solutions, Inc. and Subsidiaries
APT Segment Adjusted EBITDA Reconciliation to Segment Operating Income
(Amounts in thousands)

	Three Months Ended December 31,		Year ended December 31,
(in thousands)	2020	2019	2020	2019
APT Segment operating income (loss) (1)	$691	$(3,890)	$(39,958)	$(13,600)
Depreciation, amortization, depletion and accretion	2,484	2,375	7,870	7,206
Interest expense, net	128	97	402	368
APT Segment EBITDA (loss)	3,303	(1,418)	(31,686)	(6,026)
Impairment	—	—	26,103	—
Gain on settlement	(1,129)	—	(1,129)	—
Amortization of Upfront Customer Consideration	158	—	158	—
APT Segment Adjusted EBITDA (loss)	$2,332	$(1,418)	$(6,554)	$(6,026)
(1) Segment operating loss for the year ended December 31, 2019 was inclusive of a $5.0 million adjustment, which increased cost of revenue due to a step-up in basis of inventory acquired related to the Carbon Solutions Acquisition. Exclusive of this impact during the year ended December 31, 2019, APT Segment EBITDA loss would have been $1.0 million.